                                                                    Exhibit 99.1

Tecumseh Products Company
100 East Patterson Street
Tecumseh MI 49286

TECUMSEH PRODUCTS COMPANY REPORTS THIRD QUARTER 2005 RESULTS

Tecumseh, Michigan, November 7, 2005 . . . . Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today its 2005 third quarter consolidated results as summarized in the following Consolidated Condensed Statements of Operations.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

                                                        Three Months Ended    Nine Months Ended
                                                          September 30,         September 30,
                                                        ------------------   -------------------
(Dollars in millions except per share amounts)            2005      2004       2005       2004
----------------------------------------------          -------   -------    --------   --------
NET SALES                                               $ 478.5   $ 478.6    $1,404.8   $1,439.8
   Cost of sales and operating expenses                   431.5     403.4     1,285.0    1,245.3
   Selling and administrative expenses                     41.4      49.6       135.9      145.4
   Impairments, restructuring charges and other items       1.4       2.0       111.3        5.6
                                                        -------   -------    --------   --------
OPERATING INCOME (LOSS)                                     4.2      23.6      (127.4)      43.5
   Interest expense                                        (8.0)     (5.3)      (22.4)     (16.5)
   Interest income and other, net                           1.9       2.3         6.9       10.6
                                                        -------   -------    --------   --------
INCOME (LOSS) BEFORE TAXES                                 (1.9)     20.6      (142.9)      37.6
   Tax provision                                           30.9       8.3        24.8       14.3
                                                        -------   -------    --------   --------
NET INCOME (LOSS)                                        ($32.8)  $  12.3     ($167.7)  $   23.3
                                                        -------   -------    --------   --------
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE              ($1.77)  $  0.67      ($9.07)  $   1.26
                                                        -------   -------    --------   --------
WEIGHTED AVERAGE SHARES (in thousands of shares)         18,480    18,480      18,480     18,480
                                                        =======   =======    ========   ========

     Consolidated net sales in the third quarter of 2005 were relatively unchanged at $478.5 million from $478.6 million in 2004. Consolidated net sales year to date 2005 amounted to $1,404.8 million compared to $1,439.8 million in the same period of 2004. Excluding an increase in sales of $20.5 million for the quarter and $62.8 million year to date resulting from the effect of changes in foreign currency exchange rates, sales decreased $20.6 million versus the same quarter in the prior year and $97.8 million year to date. The lower sales were primarily due to lower volumes in the Compressor and Engine & Power Train segments. Year to date sales declines were also experienced in the Electrical Components and Pump segments.

     Consolidated results for the third quarter of 2005 amounted to net loss of $32.8 million or $1.77 per share compared to net income of $12.3 million or $0.67 per share in the third quarter of 2004. Reported results for the third quarter 2005 included the recognition of valuation allowances against previously recorded deferred tax assets related to both the United States operations ($18.2 million or $0.99 per share) and the Brazilian Engine & Power Train business ($7.1 million or $0.38 per share) and restructuring and asset impairment charges of $1.4 million ($1.4 net of tax or $0.08 per share) related to the continuation of previously announced actions in the Engine & Power Train ($0.4 million), Compressor ($0.5 million) and Electrical Components ($0.5 million) segments. Reported results for the third quarter 2004 included restructuring charges of $2.0 million ($1.3 million net of tax or $0.07 per share) related to the North American and Indian Compressor business and the Electrical Components business. Excluding the impairment and restructuring charges, both the Compressor and Engine & Power Train segments experienced substantial declines in operating results. Interest expense is also higher versus the comparable quarter and year to date based on higher interest rates and absence of the interest rate swap benefit received in the prior year.

     Consolidated net loss year to date 2005 amounted to $167.7 million or $9.07 per share compared to net income of $23.3 million or $1.26 per share for the same period in 2004. The year to date loss included $108.0 million goodwill impairment recognized in the second quarter related to the Electrical Components business and $1.9 million of other restructuring and impairment charges recognized in the first half of 2005. Reported results for 2004 through the first three quarters included restructuring charges of $5.6 million ($3.9 million net of tax or $0.20 per share) related to North American and Indian compressor operations and the Electrical Components business. Operating results, excluding impairment and restructuring charges, were lower than the prior year to date across all business segments, with the most significant declines in the Compressor and Engine & Power Train segments.

COMPRESSOR BUSINESS

     Third quarter 2005 sales in the Company's compressor business decreased to $218.6 million from $218.9 million in the third quarter of 2004. Compressor business sales year to date 2005 increased to $707.2 million from $664.9 million in the same period of 2004. Reported sales for both the quarter and year to date increased due to the effect of foreign currency translation by $19.5 million and $58.1 million, respectively. Volume decreases of compressor products that are utilized in room air conditioners were offset by the effect of foreign currency to produce flat quarter sales. Year to date volume declines were mostly offset by the effect of foreign currency on sales. Results in the third quarter indicate lower total demand in Europe and South America.

     Compressor business operating income for the third quarter of 2005 amounted to $7.6 million compared to $22.5 million in the third quarter of 2004. Operating income year to date 2005 amounted to $23.6 million compared to $53.7 million for the same period in 2004. The decrease in operating income for the third quarter and year to date versus the comparable 2004 periods reflected the effects of a weaker U.S. Dollar and an unfavorable mix of sales. During the third quarter, the U.S. Dollar was on average 20.3% weaker versus the Brazilian Real. This impact was somewhat offset by North American operations, where benefits from the prior year cost reduction efforts resulted in improved profitability.

ELECTRICAL COMPONENTS BUSINESS

     Electrical Components business sales were $103.3 million in the third quarter of 2005 compared to $102.1 million in the third quarter of 2004. The $1.2 million increase in sales was primarily attributable to improved pricing on lower unit volumes. Volumes continued to follow the same trends experienced in the first half of the year. Year to date 2005 sales amounted to $305.9 million compared to $314.3 million in the same period of 2004. Volume declines of auto seat actuators, residential and commercial aftermarket, DC mobile HVAC, blowers and gear motors accounted for $19.7 million in sales decrease. This was somewhat offset through pricing increases and volume improvements in other lines.

     Electrical Components operating income for the third quarter of 2005 amounted to $4.8 million compared to $3.5 million in the third quarter of 2004. Segment operating income year to date 2005 was $4.0 million compared to operating income of $11.2 million for the same period in 2004. The improvement in operating income for the quarter was primarily the result of lower amortization of intangible assets and also reflects the benefit of cost reduction and pricing increases serving to offset lower volumes. The decline in operating income year to date largely resulted from lower sales volumes, higher commodity costs in excess of pricing recoveries, and unanticipated operational inefficiencies related to the closure of the St. Clair facility, partially offset by lower amortization of intangible assets.

ENGINE & POWER TRAIN BUSINESS

     Engine & Power Train business sales amounted to $124.2 million in the third quarter of 2005 compared to $128.6 million in the third quarter of 2004. Sales year to date 2005 were $297.8 million compared to $356.9 million in the same period of 2004. The decline in quarter and year to date sales was primarily the result of the loss of business on walk behind rotary lawn applications and other reductions in volume. Year to date sales were significantly impacted in the first quarter by the loss of business at a single customer in the first half of the year. Additionally, volumes were lower in the transaxle business and in other engine lines utilized on various utility products.

     Engine & Power Train business operating loss in the third quarter of 2005 amounted to $5.2 million compared to operating income of $2.2 million in the third quarter of 2004. For year to date 2005, the business incurred an operating loss of $41.6 million compared to an operating loss of $11.2 million in 2004. The decline in quarter and year to date results reflected losses in volume and increases in commodity, transportation and tooling costs. Additionally, during the first quarter, the Company experienced increased warranty response and expediting costs related to a quality issue at a transmission business customer. Continued reductions in profitability in Europe also contributed to the increase in the quarter and year to date loss.

     Engine & Power Train losses were substantially due to the significant costs associated with excess capacities in the U.S. and Europe. The excess capacity situation was exacerbated by the shift of production to the Company's Brazilian manufacturing facility resulting in duplicate capacities. The substantial cost reductions and volume improvements necessary for sustained improvement have been initiated. The Company engaged AlixPartners during the third quarter of 2005 to assist in the restructuring plans of the Engine & Power Train business with a focus on improved profitability and customer service. Since the commencement of AlixPartners involvement on August 1, 2005, the Company has experienced better on-time delivery and has made progress with schedule attainment. Furthermore, Brazilian operations have achieved reliable production levels such that duplicate capacities can now be eliminated.

PUMP BUSINESS

     Pump business sales in the third quarter of 2005 amounted to $31.8 million compared to $28.5 million in same period in 2004. Volumes were higher versus the prior year quarter in almost every line of business. Year to date sales amounted to $92.4 million in 2005 compared to $102.5 million the previous year. The 9.9% reduction in year to date sales was primarily attributable to the loss of water gardening business at one mass market retailer.

     Operating income amounted to $3.6 million in the third quarter of 2005 compared to $3.1 million in the same period in 2004 with the increase due primarily to better comparative volume. Operating income for year to date 2005 was $10.1 million compared to $11.3 million in 2004. The decrease in year to date operating income was primarily attributable to the reductions in sales volumes in the first half of the year somewhat offset by reductions in engineering and selling and administration costs.

IMPAIRMENTS, RESTRUCTURING CHARGES AND OTHER ITEMS

     During the third quarter, the Company recognized $1.4 million in restructuring and asset impairment charges. The $0.4 million related to the European Engine & Power Train business and the $0.5 million related to the Compressor business represent ongoing programs. The $0.5 million related to the Electrical Components segment represented asset impairment charges for idled equipment.

     The Company also recognized restructuring costs of $1.9 million in the first half of 2005. These costs included $0.3 million of facility consolidation costs in the North American Compressor business and a $0.5 million additional impairment charge related to the St. Clair, Missouri Electrical Components facility. The remaining $1.1 million of restructuring costs related to the first step in the Company's efforts to reduce its excess capacity in the European Engine & Power Train operations. Included in the Company's plans for this operation is a workforce reduction of 100 personnel, which is expected to be completed this year at a cost of $2.5 million.

     Year to date 2005 results included an impairment charge of $108.0 million related to the goodwill associated with the 2002 acquisition of FASCO (which is included in the Electrical Components segment). As previously disclosed, the failure to achieve the business plan, coupled with expected future market conditions, caused the Company to revisit the assumptions utilized to determine FASCO's estimated fair value in the impairment assessment performed at December 31, 2004. The deterioration of volumes and the Company's inability to recover higher commodity and transportation costs through price increases resulted in revised expected cash flows for FASCO. Based on the revised estimates of cash flow in the second quarter, FASCO's estimated fair value deteriorated from the previous assessment and, as a result, a goodwill impairment of $108.0 million was recognized representing approximately half of the goodwill associated with this segment.

     Third quarter 2004 results included a reduction in workforce at one of the Company's Indian compressor facilities. The action affected approximately 100 employees at the cost of $1.0 million. Year-to-date 2004 results also included restructuring and impairment charges totaling $4.6 million related to several of the Company's facilities in its North American Compressor and Electrical Components businesses.

OUTLOOK

     Information in this "Outlook" section should be read in conjunction with the cautionary language and discussion of risks included below.

     The outlook for the remainder of the year is subject to the same variables that have negatively impacted the Company's year to date results. Commodity costs and key currency rates, particularly the Brazilian Real, will remain key factors to any rebound in the final quarter of the year. Recent indicators provide only slight encouragement as the Company expects the Brazilian Real to continue to negatively affect its business. The Company has been acting on variables within its control, such as aggressively executing cost cutting actions. Global headcounts have been reduced by 2,300 since March 31, 2005, and the Company has changed retiree and healthcare benefits in the U.S. with an expected annual benefit of $4.0 million. The Company engaged AlixPartners to assist in the completion of the Engine & Power Train Group restructuring, where substantial cost reductions associated with the elimination of duplicate capacities, are expected to benefit future periods. Despite these efforts, the Company expects fourth quarter results to lag comparable 2004 results, particularly due to the Compressor segment. Higher costs, an unfavorable Brazilian Real, weaker global markets for refrigeration and freezer compressors, and continued shifts to Asian-based rotary compressors for air conditioning are all factors. In addition, these factors can be reasonably expected to continue into 2006.

     The Company will continue to focus its efforts on improving the profitability and competitiveness of its worldwide operations. It is likely that additional production relocation and consolidation initiatives will take place during 2005 and 2006 that could have an effect on the consolidated financial position and future results of operations of the Company.

LIQUIDITY AND CAPITAL RESOURCES

     For the first nine months of the year, cash used in operations amounted to $34.6 million. This represents an improvement of $20.9 million from the first six months as the Company successfully reduced its investment in working capital during the third quarter by $4.9 million. The cash generated from operations during the third quarter was used to fund capital expenditures and losses. Year to date, the Company used existing cash balances to prepay $50 million of the Company's Guaranteed Senior Notes, pay dividends, and fund capital expenditures related to new product expansions in Brazil and India.

     The negative results experienced over the last three months of 2004 and first half of 2005 and recognition of the goodwill impairment charge required the Company to amend its debt covenants related to both its Senior Guaranteed Notes and Revolving Credit Facility effective for the quarter ended June 30, 2005. New terms of the agreements provided for security interests in certain of the Company's assets and specific covenants related to EBITDA and capital expenditures through December 2006. The covenant related to capital expenditures required further amendment as of September 30, 2005 in order for the Company to remain in compliance. In addition, the terms of the agreement permitted the payment of dividends, presuming continued compliance with these temporary covenants and subject to minimum levels of EBITDA, beginning with the fourth quarter of 2005 through the first quarter of 2007. Due to a further deterioration versus expected results related to factors including the exchange rate between the Brazilian Real and the U.S. Dollar and the global demand for refrigeration and freezer compressors, the Company does not currently expect to pay dividends through this compliance period and elected not to pay a dividend in the third quarter of 2005 in order to provide cash for internal needs.

     The Company continues to monitor its future expected results in relationship to the financial covenants specified under the terms of the respective borrowing arrangements, and should the Company fail to comply with such covenants, further amendments would be required. If the Company fails to obtain such amendment, the lenders could exercise their rights under the terms of the agreement. Alternatively, the Company may seek new financing arrangements which provide greater flexibility than currently afforded under the existing Senior Guaranteed Notes, in combination with potential sales of assets as part of its overall business strategies.

RESULTS BY BUSINESS SEGMENTS (UNAUDITED)

                                                        Three Months Ended    Nine Months Ended
                                                           September 30,        September 30,
                                                        ------------------   -------------------
(Dollars in millions)                                      2005     2004       2005       2004
---------------------                                     ------   ------    --------   --------
NET SALES:
   Compressor Products                                    $218.6   $218.9    $  707.2   $  664.9
   Electrical Components                                   103.3    102.1       305.9      314.3
   Engine & Power Train Products                           124.2    128.6       297.8      356.9
   Pump Products                                            31.8     28.5        92.4      102.5
   Other (a)                                                 0.6      0.5         1.5        1.2
                                                          ------   ------    --------   --------
      Total net sales                                     $478.5   $478.6    $1,404.8   $1,439.8
                                                          ======   ======    ========   ========

OPERATING INCOME (LOSS):
   Compressor Products                                    $  7.6   $ 22.5    $   23.6   $   53.7
   Electrical Components                                     4.8      3.5         4.0       11.2
   Engine & Power Train Products                            (5.2)     2.2       (41.6)     (11.2)
   Pump Products                                             3.6      3.1        10.1       11.3
   Other (a)                                                (0.6)    (0.9)       (2.6)      (2.7)
   Corporate expenses                                       (4.6)    (4.8)       (9.6)     (13.2)
   Impairments, restructuring charges and other items       (1.4)    (2.0)     (111.3)      (5.6)
                                                          ------   ------    --------   --------
      Total operating income (loss)                          4.2     23.6      (127.4)      43.5
Interest expense                                            (8.0)    (5.3)      (22.4)     (16.5)
Interest income and other, net                               1.9      2.3         6.9       10.6
                                                          ------   ------    --------   --------
INCOME (LOSS) BEFORE TAXES                                 ($1.9)  $ 20.6     ($142.9)  $   37.6
                                                          ======   ======    ========   ========

(a)  "Other" consists of non-reportable business segments.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

                                                      SEPTEMBER 30,   December 31,
(Dollars in millions)                                      2005           2004
---------------------                                 -------------   ------------
ASSETS
   CURRENT ASSETS:
      Cash and cash equivalents                          $   83.9       $  227.9
      Accounts receivable, net                              266.9          220.4
      Inventories                                           370.2          394.2
      Other assets                                          140.5           84.7
                                                         --------       --------
         Total current assets                               861.5          927.2
   PROPERTY, PLANT AND EQUIPMENT - NET                      601.1          554.8
   GOODWILL AND OTHER INTANGIBLES                           192.5          305.9
   OTHER ASSETS                                             268.8          274.9
                                                         --------       --------
         TOTAL ASSETS                                    $1,923.9       $2,062.8
                                                         ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
   CURRENT LIABILITIES:

      Accounts payable, trade                            $  170.6       $  178.1
      Short-term borrowings                                  88.1           68.8
      Accrued liabilities                                   136.9          174.6
                                                         --------       --------
         Total current liabilities                          395.6          421.5
   LONG-TERM DEBT                                           293.1          317.3
   DEFERRED INCOME TAXES                                     18.3            8.0
   PENSION AND POSTRETIREMENT BENEFITS                      231.5          235.2
   PRODUCT WARRANTY AND SELF-INSURED RISKS                   16.4           21.2
   ACCRUAL FOR ENVIRONMENTAL MATTERS                         40.8           41.3
   OTHER NON-CURRENT LIABILITIES                             32.1             --
                                                         --------       --------
         Total Liabilities                                1,027.8        1,044.5
   STOCKHOLDERS' EQUITY                                     896.1        1,018.3
                                                         --------       --------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $1,923.9       $2,062.8
                                                         ========       ========

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

                                    Three Months Ended    Nine Months Ended
                                       September 30,        September 30,
                                    ------------------   -------------------
(Dollars in millions)                 2005      2004       2005       2004
---------------------                ------   --------   --------   --------
TOTAL STOCKHOLDERS' EQUITY
   BEGINNING BALANCE                 $908.1   $  990.5   $1,018.3   $1,004.8
Comprehensive income (loss):
   Net income (loss)                  (32.8)      12.3     (167.7)      23.3
   Other comprehensive income          20.8       15.6       57.3        2.1
                                     ------   --------   --------   --------
Total comprehensive income (loss)     (12.0)      27.9     (110.4)      25.4
Cash dividends declared                  --       (5.9)     (11.8)     (17.7)
                                     ------   --------   --------   --------
TOTAL STOCKHOLDERS' EQUITY
   ENDING BALANCE                    $896.1   $1,012.5   $  896.1   $1,012.5
                                     ======   ========   ========   ========

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                        Nine Months Ended
                                                           September 30,
                                                        -----------------
(Dollars in millions)                                     2005     2004
---------------------                                   -------   ------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Cash provided by (used in) operating activities    ($34.6)  $ 34.5
                                                        -------   ------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                   (88.6)   (55.6)
                                                        -------   ------
      Cash used in investing activities                   (88.6)   (55.6)
                                                        -------   ------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Dividends paid                                         (11.8)   (17.7)
   Increase (Decrease) in borrowings, net                  38.8    (35.4)
   Repayments of long term debt                           (50.0)      --
                                                        -------   ------
      Cash used in financing activities                   (23.0)   (53.1)
                                                        -------   ------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                     2.2      2.5
                                                        -------   ------
DECREASE IN CASH AND CASH EQUIVALENTS                    (144.0)   (71.7)
CASH AND CASH EQUIVALENTS:
   Beginning of period                                    227.9    344.6
                                                        -------   ------
   End of period                                        $  83.9   $272.9
                                                        =======   ======

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

     This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology.

     Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of the Company's ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations;
viii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation;
ix) actions of competitors; x) the ultimate cost of resolving environmental and legal matters; xi) the Company's ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of the Company's manufacturing operations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; and xiv) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

     Tecumseh Products Company will host a conference call to report on the third quarter 2005 results on Monday, November 7, 2005 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

     Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

     Contact: Pat Walsh
              Tecumseh Products Company
              517-423-8455


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